Exhibit 99.1

For Immediate Release	Press Release

Contact:	Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Ph: 919-287-7895

Email: investorrelations@cree.com

Cree Updates Financial Targets for the Third Quarter of Fiscal 2011

DURHAM, N.C., March 23, 2011 – Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced revised financial targets for its fiscal third quarter ending March 27, 2011.  Revenue targets have been reduced to a range of $215 million to $220 million primarily due to lower sales of LED chips and LED components.

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LED component demand is improving post-Chinese New Year, yet revenue is lower than originally targeted.  It has taken longer to work through customer inventories than previously anticipated and pricing was lower than the company had previously forecast.

●	The LED chip business is also weaker than targeted due to more aggressive pricing and weaker demand.

●	Gross margin for the quarter is expected to be approximately 43%. The decline in gross margin targets is attributable primarily to increased pricing pressure in the LED chip product line.

●	Operating expenses are expected to be slightly lower than previously targeted.

“The LED components business appears to be turning the corner,” stated Chuck Swoboda, Cree’s CEO and chairman.  “Despite the challenges we faced in Q3, distributor sell-through has improved and we target solid growth next quarter.  Based on our preliminary outlook for Q4, we are currently targeting revenue to increase 10 to 12% in fiscal Q4 led by growth in LED components.”

The company plans to hold a conference call and web broadcast today at 9:00 a.m. U.S. EDT to discuss these updated targets.  The dial-in number for the conference call is 800-374-1789 (973-200-3386 international) and the conference ID is 54519724.  The conference call will be available to the public through a live audio web broadcast via the internet.  Log on to Cree’s website at www.cree.com and go to “Investor Relations – Financial Events and Presentations” for webcast details.  The call will be archived and available on the website through April 6, 2011.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, environmentally friendly LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting, and semiconductor solutions for wireless and power applications.

Cree’s product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and radio-frequency/wireless devices. Cree solutions are driving improvements in applications such as general illumination, electronic signs and signals, variable-speed motors and wireless systems.

For additional product and company information, please refer to www.cree.com.

Forward Looking Statements:

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including risks associated with the ramp-up of production of our new products, as well as production at our new Huizhou facility; the risk that we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; the risk that we or our distributors are not able to accurately anticipate demand from end customers, which can result in increased inventory and reduced orders; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; our ability to complete development and commercialization of products under development, such as our pipeline of brighter LED chips, LED components and LED lighting products; our ability to lower costs; increasing price competition in key markets; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 27, 2010, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree and the Cree logo are registered trademarks of Cree, Inc.